EXHIBIT 99

NEWS:

The Sherwin-Williams Company — 101 West Prospect Avenue —

Cleveland, Ohio 44115 — (216) 566-2140

The Sherwin-Williams Company Reports 2015 First Quarter Financial Results

•	Consolidated net sales increased 3.5% in the quarter to a record $2.45 billion

•	Net sales from stores open more than twelve calendar months increased 6.4% in the quarter

•	Diluted net income per common share increased 21.1% to a record $1.38 per share in the quarter

•	Anticipates 2Q15 sales increase of 6% to 8% and EPS in the range of $3.70 to $3.90

•	Reaffirming FY15 EPS guidance of $10.90 to $11.10 per share vs. $8.78 per share in 2014

CLEVELAND, OHIO, April 16, 2015 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2015. Compared to the same period in 2014, consolidated net sales increased $83.7 million, or 3.5%, to $2.45 billion in the quarter due primarily to higher paint sales volume in our Paint Stores and Consumer Groups. Unfavorable currency translation rate changes decreased consolidated net sales 3.1% in the quarter.

Diluted net income per common share in the quarter increased to $1.38 per share from $1.14 per share in 2014. The increase in first quarter diluted net income per common share was due primarily to improved operating results of the Paint Stores and Consumer Groups. Currency translation rate changes decreased diluted net income per common share by $.04 per share in the quarter.

Net sales in the Paint Stores Group increased 7.5% to $1.46 billion in the quarter due primarily to higher architectural paint sales volume across all end market segments. Net sales from stores open for more than twelve calendar months increased 6.4% in the quarter over last year’s comparable period. Paint Stores Group segment profit increased $30.3 million to $176.6 million in the quarter from $146.3 million last year due primarily to higher paint sales volume. Segment profit as a percent to net sales increased in the quarter to 12.1% from 10.8% last year.

Net sales of the Consumer Group increased 8.1% to $351.7 million in the quarter due primarily to the initial shipments of HGTV HOME® by Sherwin-Williams paint to Lowe’s stores. Segment profit increased to $55.4 million in the quarter from $51.1 million last year due primarily to improved operating efficiencies. As a percent to net external sales, segment profit increased in the quarter to 15.8% from 15.7% last year.

The Global Finishes Group’s net sales stated in U.S. dollars decreased 5.6% to $469.6 million in the quarter. Unfavorable currency translation rate changes decreased net sales by 6.9% in the quarter. Stated in U.S. dollars, segment profit decreased in the quarter to $38.9 million from $46.5 million last year due primarily to unfavorable currency translation rate changes, which decreased segment profit $4.4 million in the quarter. As a percent to net external sales, segment profit was 8.3% in the quarter versus 9.3% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 8.9% to $166.2 million in the quarter due primarily to unfavorable currency translation rate changes partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 13.9% in the quarter. Stated in U.S. dollars, segment profit decreased in the quarter to $9.5 million from $10.0 million last year due primarily to increasing raw material costs and unfavorable currency translation rate changes partially offset by selling price increases. Unfavorable currency translation rate changes decreased segment profit $3.4 million in the quarter. As a percent to net external sales, segment profit improved in the quarter to 5.7% from 5.5% last year.

The Company acquired 2.00 million shares of its common stock through open market purchases in the quarter. The Company had remaining authorization at March 31, 2015 to purchase 3.23 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “Our Paint Stores Group posted another quarter of strong operating results with positive architectural volume growth across all end market segments and good productivity on our S,G&A investments. Consumer Group improved its operating results through improved operating efficiencies. The HGTV HOME® by Sherwin-Williams paint program at Lowe’s began shipping late in the quarter and will be in all Lowe’s stores by May 1. Our Global Finishes and Latin America Coatings Groups are managing through the negative effects of currency devaluation and weak end market demand in some geographies. In total, it is gratifying to report another quarter of record sales and earnings per share.

“We continued to invest in our business by opening seven net new locations in the Paint Stores Group. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at March 31, 2015 was 10.9% compared to 11.0% last year. During the quarter, we continued to buy shares of our stock, and we increased the dividend rate to $.67 from $.55 last year. Our balance sheet remains flexible and is positioned well for future acquisitions and other investments in our business.

“For the second quarter, we anticipate our consolidated net sales will increase six to eight percent compared to last year’s second quarter. At that anticipated sales level, we estimate diluted net income per common share in the second quarter of 2015 to be in the range of $3.70 to $3.90 per share compared to $2.94 per share earned in the second quarter of 2014. For the full year 2015, we expect consolidated net sales to increase a high single digit percentage compared to full year 2014. With annual sales at that level, we are reaffirming our guidance that diluted net income per common share for 2015 to be in the range of $10.90 to $11.10 per share compared to $8.78 per share earned in 2014.”

The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2015, at 11:00 a.m. EDT on Thursday, April 16, 2015. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 16th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until May 6, 2015 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,
Thousands of dollars, except per share data	2015	2014

Net sales	$2,450,284	$2,366,556
Cost of goods sold	1,317,835	1,300,655
Gross profit	1,132,449	1,065,901
Percent to net sales	46.2%	45.0%
Selling, general and administrative expenses	929,197	884,088
Percent to net sales	37.9%	37.4%
Other general income - net	(1,673)	(572)
Interest expense	12,351	16,394
Interest and net investment income	(422)	(589)
Other (income) expense - net	(245)	503

Income before income taxes	193,241	166,077
Income taxes	61,837	50,620

Net income	$131,404	$115,457

Net income per common share:
Basic	$1.41	$1.16

Diluted	$1.38	$1.14

Average shares outstanding - basic	92,740,059	98,833,210

Average shares and equivalents outstanding - diluted	94,745,129	100,858,881

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 16th release.

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